    As filed with the Securities and Exchange Commission on March 29, 1996

                                                      Registration No. 33-48188
-------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549
                                  __________


                        POST-EFFECTIVE AMENDMENT NO. 3 TO
                         FORM S-3 REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                                  __________


                         HUDSON CHARTERED BANCORP, INC.
             (Exact name of registrant as specified in its charter)


                   NEW YORK                                 14-1668718
        (State or other jurisdiction                     (I.R.S. employer
     of incorporation or organization)                identification number)
     -----------------------------------------------------------------------


                             ROUTE 55, P.O. BOX 310
                          LAGRANGEVILLE, NEW YORK 12540
                                 (914) 471-1711
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)



        T. JEFFERSON CUNNINGHAM III, CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                         HUDSON CHARTERED BANCORP, INC.
                             ROUTE 55, P.O. BOX 310
                          LAGRANGEVILLE, NEW YORK 12540
                                 (914) 471-1711
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)



               COPIES TO: STEVEN KAPLAN, ESQUIRE, ARNOLD & PORTER
                              555 12TH STREET, N.W.
                          WASHINGTON, D.C.  20004-1202


     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ X ]



    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, other than securities offered only in connection with dividend or
interest reinvestment plans, check the following box.  [   ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.  [    ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.  [    ]

    If delivery of the prospectus is expected to be made pursuant to Rule
434, please check the following box.  [     ]

                         [Hudson Chartered's Letterhead]



                                  April 1, 1996



Dear Stockholder:



    We are pleased to send you this Prospectus describing the Hudson Chartered Bancorp, Inc. (the "Corporation") revised Dividend Investment and Stock Purchase Plan (the "Plan") as currently in effect.

    The Plan offers the Corporation's stockholders the opportunity to purchase shares of the Corporation's Common Stock with automatically reinvested dividends and/or optional cash payments of up to $5,000 per quarter. Shares are purchased at a price equal to their market value determined in accordance with the terms of the Plan. No brokerage commissions, fees or service charges are paid by participants in connection with purchases under the Plan.



    The Plan is completely voluntary. If you are already a participant in the Plan, you do not need to complete a new Shareholder Authorization Card in order to continue to participate, unless you would like to make any changes to the terms of your participation. If you wish to participate in the Plan, complete, sign and return the enclosed Shareholder Authorization Card. If you decide not to participate in the Plan, you will continue to receive your dividends in cash, if and when declared.

    The accompanying prospectus presents the details of the Plan. Please read this prospectus carefully. It should answer most questions you may have about the Plan. If you have additional questions, please call The First National Bank of Boston, the Plan Administrator, at 1-800-730-4001.

    The Board of Directors of the Corporation wishes to take this opportunity to thank stockholders for their continued support and investment in the Corporation.

Sincerely,


T. Jefferson Cunningham, III              John C. VanWormer
Chairman and Chief Executive Officer      President

PROSPECTUS

                         HUDSON CHARTERED BANCORP, INC.
                   DIVIDEND INVESTMENT AND STOCK PURCHASE PLAN

                         500,000 Shares of Common Stock
                           (par value $.80 per share)
                                  __________


    This Prospectus relates to 500,000 shares of common stock, par value $.80 per share (the "Common Stock"), of Hudson Chartered Bancorp, Inc. (the "Corporation"), being offered hereby to the stockholders of the Corporation in connection with the Corporation's Dividend Investment and Stock Purchase Plan (the "Plan"), as currently in effect. The Plan offers holders of the Corporation's Common Stock the opportunity to purchase shares of Common Stock with automatically reinvested dividends on all or a portion of their shares of stock of the Corporation and/or to purchase shares of Common Stock by making optional cash payments of up to $5,000 per quarter, in either case without payment of any brokerage commissions or service charges.

    The price of shares of Common Stock purchased with reinvested dividends and optional cash payments will be the market value of the Common Stock, determined as provided in the Plan.



    Beneficial owners interested in participating in the Plan indirectly through brokers or nominee shareholders should contact their brokers or nominee shareholders to determine whether, and to what extent, such indirect participation is available to them.

    Shareholders already enrolled in the Plan will continue to be enrolled unless they notify The First National Bank of Boston, in its capacity as Administrator for the Plan, that they wish to withdraw from participation (see "Description of the Plan"). Shareholders who have not participated in this Plan under the reinvestment option and who do not now wish to participate in the Plan will continue to receive dividends in cash, if and when declared.

    This Prospectus relates to shares of Common Stock of the Corporation registered for sale under the Plan. It is suggested that this Prospectus be retained for future reference.

                                  __________

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES AUTHORITY
     NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       AUTHORITY PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  __________


                  The date of this Prospectus is April 1, 1996.

                              AVAILABLE INFORMATION

    The principal executive offices of the Corporation are located at Route 55, LaGrangeville, New York 12540. Its telephone number is (914) 471-1711. The Corporation is subject to the informational requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, as well as the following SEC Regional Offices:
7 World Trade Center, Suite 1300, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies may be obtained at prescribed rates by writing to the SEC, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549.

    The Corporation has filed with the SEC a Registration Statement on Form S-3 (File No. 33-48188) under the Securities Act of 1933, as amended, with respect to the Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, in accordance with the rules and regulations of the SEC. Such information may be inspected and copies obtained at the public reference facilities maintained by the SEC at the addresses set forth above.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


    The following documents filed with the SEC by the Corporation are incorporated in this Prospectus by reference: (a) Annual Report on Form 10-K for the fiscal year ended December 31, 1995; and (b) the description of the Common Stock contained in the Corporation's Registration Statement under
Section 12 of the Exchange Act, and any amendments or reports filed for the purpose of updating such description.


    All documents filed by the Corporation pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Common Stock offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    THE CORPORATION WILL FURNISH WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROSPECTUS IS DELIVERED, UPON SUCH PERSON'S WRITTEN OR ORAL REQUEST, A COPY OF ANY OR ALL OF THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE, OTHER THAN EXHIBITS TO SUCH DOCUMENTS (UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS). REQUESTS SHOULD BE DIRECTED TO: HUDSON CHARTERED BANCORP, INC., ROUTE 55, P.O. BOX 310, LAGRANGEVILLE, NEW YORK, 12540 ATTENTION: PAUL A. MAISCH (TEL.
(914) 471-1711).

                                 USE OF PROCEEDS

    The Corporation has no basis for estimating precisely either the number of shares of Common Stock that ultimately may be sold pursuant to the Plan, or the prices at which such shares will be sold. However, the Corporation proposes to use the net proceeds from the sale of shares of Common Stock pursuant to the Plan, when and as received, for general corporate purposes, which may include investments in, or extensions of credit to, the Corporation's subsidiaries. The amounts and timing of the application of proceeds will depend upon the funding requirements of the Corporation and its subsidiaries and the availability of other funds.


                             DESCRIPTION OF THE PLAN

PURPOSE OF THE PLAN

    The purpose of this Plan is to provide Shareholders with a convenient and economical method of increasing their equity ownership in the Corporation by investing cash dividends and/or optional cash payments in shares of Common Stock, without payment of any brokerage commission, service charge or other expense. Since the shares are purchased directly from the Corporation, the Corporation will receive additional funds for its general corporate purposes.
 See "Use of Proceeds." Those shareholders who do not wish to participate in the Plan will continue to receive dividends in cash, if and when declared.

ELIGIBILITY AND THE SHAREHOLDER AUTHORIZATION CARD


    All Shareholders are eligible to participate in the Plan. If the Common Stock is owned beneficially but not of record, a Shareholder who desires to become a Participant must make appropriate arrangements for the record holder of such stock to either become a Participant on behalf of the beneficial owner or transfer the stock to the name of the Shareholder.


    A Shareholder becomes a Participant upon completion and return of the Shareholder Authorization Card to the Plan Administrator. Shareholders may become Participants at any time. Any Shareholder who does not elect to participate in the Plan will continue to receive any dividends declared by the Board of Directors in cash (or in stock if the Board of Directors declares a stock dividend) and may not make any optional cash payments to the Plan for the purchase of Common Stock under the Plan. A Shareholder already participating in the Plan will continue to participate in the Plan without further action on his part to the extent previously authorized by such Shareholder unless such Shareholder gives notice to the Corporation that he wishes to withdraw from the Plan or unless such Shareholder submits a new Shareholder Authorization Card changing the nature and extent of his participation in the Plan.


    The Shareholder Authorization Card allows you to indicate how you wish to participate in the Plan. You may elect to reinvest dividends paid on all or a specified number of your shares of Common Stock. In each case, you will have the option of purchasing additional Common Stock with optional cash payments.

    The Shareholder Authorization Card also permits you to elect to make optional cash payments to purchase shares of Common Stock while not having dividends on shares held or accumulated under the Plan reinvested in shares of Common Stock.

    If a signed Shareholder Authorization Card is returned to the Plan Administrator without any of the boxes checked, the Shareholder will be enrolled under the "Full Dividend Reinvestment" option.

CREDITING OF ACCOUNTS


    Except as may otherwise be determined by the Corporation, if a completed Shareholder Authorization Card is received by the Plan Administrator on or before the Record Date for the next dividend payment, such dividends will be reinvested in shares of Common Stock under this Plan to the extent indicated on the Shareholder Authorization Card. Subsequent dividends on the Participant's shares of Common Stock will be reinvested in shares of Common Stock under this Plan until he withdraws from participation in the Plan, he submits a revised Shareholder Authorization Card, or his shares in the Plan are transferred to a new record holder. The Participant's account (the "Account") shall be credited with such Common Stock as of the date cash dividends are paid to shareholders of record (generally the 15th day of April, July, October and January). Further, optional cash payments will be invested on the dividend payment date. The date on which dividends are reinvested and/or optional cash payments are invested may be referred to herein as the "Investment Date."


    Except as may otherwise be determined by the Corporation, if a Shareholder Authorization Card is received by the Plan Administrator after the Record Date but before the Investment Date for a dividend payment, dividends paid pursuant to such Record Date shall not be reinvested under the Plan and dividend reinvestment will commence with the next Investment Date.

    If a Participant makes any optional cash payments under the Plan, the Corporation will apply such payments to the purchase of shares of Common Stock for the Participant's Account as described under "Optional Cash Payments" below.

    Dividends payable on shares of Common Stock held under the Plan will be reinvested in additional shares of Common Stock and credited to the Participant's Account, unless the Participant elects only to make optional cash payments, rather than electing the full or partial dividend reinvestment options.

NUMBER OF SHARES CREDITED TO PARTICIPANT'S ACCOUNT

    If you participate in the Plan, the number of shares to be purchased depends on the amount of your dividends, optional cash payments, or both, and the market price of the Common Stock. Your account will be credited with that number of shares, including fractional interests computed to three decimal places, equal to the total amount to be invested, divided by the applicable purchase price per share.


    The price of shares purchased under the Plan with reinvested dividends and optional cash payments will be the average of the last reported sale prices of the Common Stock on the Nasdaq National Market System on the five trading days immediately preceding the Investment Date, as reported in THE WALL STREET JOURNAL or other authoritative sources.


    No purchases may be made at a price less than the par value of the Common Stock ($.80 par value). In this event, any optional cash payments received or dividends payable, and not previously invested, will be returned or forwarded to Participants.

OPTIONAL CASH PAYMENTS

    Each Participant in the Plan may invest quarterly in shares of Common Stock under the Plan by making optional cash payments. The minimum optional cash payment is $100 per quarter and the maximum optional cash payment by a Participant is $5,000 per quarter. The Corporation reserves the right, in its sole discretion, to determine who is an owner for purposes of the foregoing restrictions, and, without limitation, to determine whether optional cash payments by any particular owner aggregate more than $5,000 in any quarter. The Corporation may require evidence satisfactory to it in its sole discretion to demonstrate compliance with the $5,000 limitation.

    The same amount of the optional cash payment need not be invested each quarter by a Participant, and a Participant is not under any obligation at any time to make any optional cash payment. All shares of Common Stock purchased with a Participant's optional cash payments shall be credited to the Participant's Account and shall thereafter be subject to the terms of this Plan.

    If a Shareholder elects to reinvest dividends on all or a portion of his stock, dividends on stock purchased through optional cash payments will also be reinvested in shares of Common Stock. If the Participant elects only to make optional cash payments, rather than electing the full or partial dividend reinvestment options, dividends on shares acquired through optional cash payments will not be reinvested in shares of Common Stock.

    An optional cash payment may be made by enclosing a check or money order with the Shareholder Authorization Card upon enrollment in the Plan, or thereafter by forwarding a check or money order to the Plan Administrator with a payment form provided by the Plan Administrator identifying the Participant and the purpose of the funds. Checks and money orders must be made payable to "The First National Bank of Boston, Plan Administrator" and sent to the address set forth under "Administration of the Plan" below.


    The price per share of Common Stock acquired with the optional cash payments shall be the average of the last reported sale prices of the Common Stock on the Nasdaq National Market System on the five trading days immediately preceding the Investment Date. Fractional shares shall be computed to three decimal places and shall be credited to the Account of the Participant.


    NO INTEREST WILL BE PAID ON OPTIONAL CASH PAYMENTS. Optional cash payments will be invested on the Investment Date (generally, the 15th day of April, July, October and January). Accordingly, it is recommended that any optional cash payment be sent so as to be received by the Plan Administrator after the 15th of March, June, September, and December but not later than the 10th day of the following April, July, October and January, respectively, to ensure that such payment will be invested. Any optional cash payment received by the Plan Administrator more than 30 days prior to an Investment Date and after the 10th day of the following April, July, October and January will be returned to the sending Participant.

    Any optional cash payment will be refunded if a written request for such refund is received by the Plan Administrator no later than two business days prior to the Investment Date on which the optional cash payment would otherwise have been invested.

VOTING OF STOCK

    If on the record date for a meeting of shareholders there are shares credited to a Participant's Account under the Plan, the Participant will be sent the proxy material for such meeting. A Participant will be entitled to one vote for each whole share of Common Stock credited to his Account. The Participant may vote by proxy or in person at any such meeting.

STATEMENTS OF ACCOUNT AND OTHER INFORMATION

    As soon as practicable after each Investment Date, each Participant will receive a statement of his Account. THESE STATEMENTS WILL PROVIDE A RECORD OF THE COST OF PURCHASE UNDER THE PLAN AND SHOULD BE RETAINED FOR TAX PURPOSES. In addition, each Participant will receive copies of the Corporation's annual and quarterly reports to shareholders, proxy statements and information for income tax reporting purposes.

EXPENSES OF ADMINISTRATION

    Participants will not be charged brokerage commissions or service charges in connection with purchases of shares of Common Stock under the Plan. All administrative expenses of the Plan will be paid by the Corporation. See "Termination of Participation in the Plan" concerning Participant expenses in connection with the sale of shares of Common Stock by the Plan Administrator.

CERTIFICATES FOR STOCK

    Unless requested, separate certificates for shares of Common Stock purchased under the Plan will not be issued to Participants. Shares purchased under the Plan will be issued to and held by a nominee of the Plan Administrator. The number of shares purchased for a Participant's Account under the Plan will be shown on the statement of account. This feature protects against loss, theft or destruction of stock certificates.

    Certificates for full shares of Common Stock credited to a Participant's Account shall be issued to a Participant upon his withdrawal from the Plan (under the provisions described below), upon the termination of the Plan by the Corporation (see "Termination by the Corporation") or upon a Participant's written request. A shareholder may withdraw all or a portion of the shares of Common Stock held in his Account by writing to the Plan Administrator and specifying the number of shares to be withdrawn. Certificates for which shares of Common Stock are so withdrawn shall be issued to the Participant. In no case will certificates representing fractional interests be issued. Fractional interests in shares of Common Stock held in the Participant's Account, if any, shall be redeemed by the Corporation at the current market value for cash upon full withdrawal or termination.

SAFEKEEPING OF SHARES

    Shareholders who elect to participate in the Plan may, but are not required to, send any or all of their certificates for shares of Hudson Chartered stock held in their possession to the Plan Administrator for safekeeping at no cost. Certificates for shares for which dividend reinvestment is elected, as well as certificates for shares for which dividend reinvestment is not elected, may be submitted for safekeeping.

    Any certificates submitted for safekeeping should be sent to the address indicated on the Shareholder Authorization Card by registered or certified mail, return receipt requested. Participants should transmit any unendorsed certificates for which they desire this safekeeping service to the Plan Administrator accompanied by a letter of instruction. Certificates for shares received by the Administrator will be combined with those full and fractional interests acquired under the Plan and held by the Plan Administrator. Shortly thereafter, the Participant will receive a statement showing his combined holdings.

    If a Shareholder terminates his participation in the Plan, the Plan Administrator will no longer hold the Shareholder's certificates for safekeeping, and such shares will be returned to the Shareholder. See "Termination of Participation in the Plan" below.

TERMINATION OF PARTICIPATION IN THE PLAN

    Participation in the Plan is entirely voluntary, and a Participant may request to terminate his participation in the Plan at any time by notifying the Plan Administrator in writing. Upon termination of participation in the Plan, the Participant will receive certificates for full shares of Common Stock then held in his Account. Any fractional shares in the Participant's Account shall be redeemed by the Corporation for cash.

    Shareholders who elect to discontinue dividend reinvestment but who wish to continue to have the Plan Administrator hold their shares for safekeeping must continue to be Participants in the Plan. In order to continue to participate in the Plan but not to have dividends reinvested, a Shareholder would need to change his election and participate through optional cash payments only. See "Safekeeping of Shares."


    If the request to terminate participation is received on or after the Record Date for a dividend payment and the withdrawing Participant has elected to reinvest dividend payments on his shares of Common Stock in shares of Common Stock, the request will not be effective until such dividend has been reinvested and the shares purchased have been credited to the Participant's Plan account. Otherwise, such dividend shall be paid in cash to the Participant. The request to terminate participation will then be processed promptly following such Investment Date. Thereafter, all dividends will be paid in cash (or in stock dividends if so declared by the Board of Directors) to the Shareholder who terminates participation in the Plan. A Shareholder may elect again to become a Participant at any time.

    If a Participant disposes of any or all of his shares of Common Stock registered in his name other than shares of Common Stock credited to the

Participant's Account under the Plan, such shares of Common Stock credited under the Plan shall continue to be administered under the provisions of the Plan until the Participant notifies the Corporation of his withdrawal. The shares of Common Stock transferred to a new owner that were previously registered in the Participant's name shall cease to be governed by the provisions of this Plan upon the transfer of ownership on the Corporation's records, unless such new owner is also a Participant in the Plan with respect to such shares.


    A Participant may request that the Plan Administrator sell some or all of the shares held in the Participant's Account. The Plan Administrator will sell the shares as soon as practicable following receipt of an appropriate written request. Following such sale, the Plan Administrator will remit the proceeds to the Participant less brokerage commissions and any applicable taxes.

STOCK DIVIDEND OR STOCK SPLIT

    Any shares of Common Stock issued in connection with a stock dividend or stock split on Common Stock held under the Plan will be distributed by the Corporation and added to Participants' Accounts under the Plan.

    Following the declaration of a stock dividend or stock split by the Corporation, a statement will be sent to each Participant indicating the number of shares of Common Stock credited to his Account under the Plan as a result of such stock dividend or stock split. The information regarding the stock dividend or stock split may be incorporated into the Participant's statement of Account.

FEDERAL TAX INFORMATION


    Generally, distributions by the Corporation to shareholders will be taxed as ordinary dividend income. The Internal Revenue Service has ruled that shareholders participating in dividend reinvestment plans similar to the Plan are treated for federal income tax purposes as having received a taxable stock distribution equal to the fair market value of the amount of stock purchased with reinvested dividends. To the extent distributions made by the Corporation to its shareholders are treated as made from the Corporation's earnings and profits, the distributions will be dividends taxable as ordinary income. The Corporation has sufficient earnings and profits that participating shareholders can expect that the full amount of any distribution under the Plan will be taxable as a dividend. Accordingly, Participants who purchase shares under the Plan through dividend reinvestment generally will recognize income in an amount equal to the fair market value of a share of Common Stock on the Investment Date multiplied by the number of shares purchased (including any fractional share). The tax basis for shares purchased under these circumstances will be equal to the fair market value of the shares on the Investment Date. The holding period for such shares will commence on the day after the Investment Date.

    The Internal Revenue Service also has ruled that purchases of stock with voluntary cash payments under a dividend reinvestment plan that contained provisions substantially similar to those for voluntary cash payments under the Plan did not result in income to participants making such purchases. Accordingly, Participants who purchase Common Stock under the Plan with voluntary cash payments should not recognize income in connection with such purchases. The tax basis of shares purchased under these circumstances will be equal to the purchase price. The holding period for such shares will commence on the day after the Investment Date.

    In the case of any shareholder for whom federal income tax withholding on dividends is required and in the case of a foreign shareholder whose income is subject to federal income tax withholding, the Corporation will reinvest dividends net of the amount of tax required to be withheld.

    Dividends reinvested under the Plan by corporate shareholders may be eligible for the dividends-received deduction.

    A Participant whose fractional interest in a share of Common Stock is liquidated for cash under the Plan generally will recognize capital gain or loss in an amount equal to the difference between the cash payment and the Participant's tax basis in the fractional interest. Whether any such gain or loss will be taxed as long-term or short-term capital gain or loss will depend upon the Participant's holding period.

    The foregoing summary of certain federal income tax consequences is general and does not purport to cover every situation. Moreover, it does not include a discussion of state and local income tax consequences of participation in the Plan. Participants should consult their own tax advisers regarding the federal, state and local tax consequences in their particular circumstances.


TERMINATION BY THE CORPORATION

    Although the Corporation intends to continue the Plan in the future, the Corporation reserves the right to amend, suspend, modify, or terminate the Plan at any time. Written notice of any such amendment, suspension, modification, or termination will be sent by the Corporation to Participants, but the absence of notification will not affect the effectiveness of the suspension, termination or modification.

ADMINISTRATION OF THE PLAN

    The First National Bank of Boston ("Plan Administrator") administers the Plan as agent for Participants, and in such capacity performs various duties relating to the Plan. Telephone inquiries regarding the Plan should be directed to the Plan Administrator at 1-800-730-4001. All correspondence relating to the Plan should include your account number and/or social security number and should be directed to:

              The First National Bank of Boston
              P.O. Box 1681
              M.S. 45-01-06
              Boston, Massachusetts  02021

    The Plan Administrator receives the Participants' dividend payments and optional cash payments, invests such amounts in additional shares of Common Stock, maintains continuing records of each Participant's Account, and advises

Participants as to all transactions in and the status of their Accounts. The Plan Administrator acts in the capacity of agent for the Participants.

    All notices from the Plan Administrator to a Participant will be addressed to the Participant at his last address of record with the Plan Administrator. The mailing of a notice to a Participant's last address of record will satisfy the Plan Administrator's duty of giving notice to such Participant. Therefore, Participants must promptly notify the Plan Administrator of any change of address.

    The Plan Administrator and the Corporation will not be liable for any act or omission to act done in good faith, including, without limitation, any claim for liability arising out of failure to terminate a Participant's account upon such Participant's death prior to receipt of written notice of such death. The Plan Administrator and the Corporation shall have no duties, responsibilities or liabilities except such as are expressly set forth in the Plan.

    The Corporation cannot assure the Participant of a profit or protect him against a loss on the shares credited to his Account under the Plan. No provision in the Plan shall be construed as any assurance by the Corporation that dividends will be declared by the Board of Directors in the future.

    The Corporation may adopt rules and procedures for the administration of the Plan, interpret the provisions of the Plan and make any necessary determinations relating thereto. Any such rules, procedures, interpretations and determinations shall be final and binding. The Plan will be governed by the laws of the State of New York, and by any applicable federal tax or securities laws.


                                  LEGAL OPINION

    A legal opinion to the effect that the shares of Hudson Chartered Common Stock offered hereby have been duly authorized and, when issued or sold and paid for in accordance with the terms of the Plan and for consideration of not less than $.80 per share, will be validly issued, fully paid and nonassessable under the New York Business Corporation Law has been rendered by the law firm of Van DeWater & Van DeWater, Poughkeepsie, New York. As of March 1, 1996, Van DeWater & Van DeWater owned 924 shares of Common Stock. Edward vK. Cunningham, Jr., of counsel to Van DeWater & Van DeWater, is Vice Chairman of the Board of the Corporation, and a director of First National Bank of the Hudson Valley, a subsidiary of the Corporation. As of such date, Mr. Cunningham beneficially owned 6,739 shares of Common Stock, was a trustee of trusts which held an aggregate of 19,145 shares of Common Stock, and was Chairman of the Board, President and a shareholder of The George Gale Foster Corporation, which owned 471,818 shares of Common Stock. As of the same date, another partner in Van DeWater & Van DeWater owned 566 shares of Common Stock and an of counsel to Van DeWater & Van DeWater owned 5,075 shares of Common Stock and was a trustee of a trust which held 440 shares of Common Stock.

                                     EXPERTS


    The consolidated financial statements of Hudson Chartered as of December 31, 1995 and 1994 and for each of the three years ended December 31, 1995, included in the Corporation's Annual Report on Form 10-K for the year ended December 31, 1995, incorporated herein by reference, have been audited by Deloitte & Touche LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein in reliance upon the reports of Deloitte & Touche LLP pertaining to such financial statements given upon the authority of such firm as experts in accounting and auditing.

    The consolidated financial statements of Community Bancorp, Inc. for the year ended December 31, 1993, included in the Corporation's Annual Report on Form 10-K for the year ended December 31, 1995, incorporated herein by reference, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements given upon the authority of such firm as experts in accounting and auditing.

    Documents incorporated herein by reference in the future will include financial statements, related schedules (if required) and auditors' reports, which financial statements and schedules will have been examined to the extent and for the periods set forth in such reports by the firm or firms rendering such reports, and, to the extent so examined and consent to incorporation by reference is given, will be incorporated herein by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

===============================================================================


    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN AS CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, AND IF GIVEN OR MADE, ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE CORPORATION SINCE ANY OF THE DATES AS OF WHICH INFORMATION IS FURNISHED HEREIN OR SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER.

                                TABLE OF CONTENTS

                                                                PAGE
Available Information.......................................
Incorporation of Certain Documents by Reference.............
Use of Proceeds.............................................
Description of the Plan.....................................
Legal Opinion...............................................
Experts.....................................................


                                  __________



                         HUDSON CHARTERED BANCORP, INC.



                                    Dividend
                                 Investment and
                               Stock Purchase Plan




                                 500,000 SHARES
                                  COMMON STOCK

                           (PAR VALUE $.80 PER SHARE)



                                   ----------
                                   PROSPECTUS
                                   ----------






                                  APRIL 1, 1996

PART II:  INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Sections 721 and 722 of the New York Business Corporation Law ("NYBCL") provide for indemnification of directors and officers. Section 721 of the NYBCL provides that the statutory provisions under New York law are not exclusive of any other rights to which a director or officer seeking indemnification would be entitled.

    Section 722 of the NYBCL provides that a corporation may indemnify a director or officer of the corporation who is made a party, or threatened to be made a party, in a civil or criminal proceeding arising out of activities undertaken at the request of the corporation (including action on behalf of another corporation, partnership, joint venture, trust, employee benefit plan or other business enterprise) against judgments, fines, amounts paid in settlement and reasonable expenses, if the director or officer acted in good faith for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation, partnership, joint venture, trust, employee benefit plan or other business enterprise, not opposed to, the best interests of the corporation. To be indemnified with respect to criminal proceedings, the director or officer must also have had no reasonable cause to believe that his or her conduct was unlawful. In the case of a claim by or in the right of the corporation (including stockholder derivative suits), there is no indemnification under New York law for threatened actions or a pending action otherwise settled or disposed of, and no indemnification of expenses is permitted, if the director or officer is adjudged liable to the corporation, unless and only to the extent a court determines that, despite such adjudication but in view of all the circumstances, such indemnification is nonetheless proper.

    The Registrant has entered into indemnification agreements with certain of its officers and directors. Article V of the Registrant's Bylaws provides that the Registrant shall indemnify its officers and directors to the fullest extent permitted by law. In all other situations, the Registrant may indemnify persons whom it is empowered to indemnify pursuant to the NYBCL.

    The indemnification agreements provide for indemnification of directors to the fullest extent permitted by law and cover any and all expenses (including attorneys' fees and all other costs and obligations), judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection therewith) incurred in connection with investigating, defending, being a witness or participating in (including on appeal), or preparing to defend, be a witness in or participate in, any threatened, pending or completed action, suit or proceeding, or any inquiry or investigation, whether civil, criminal, administrative or otherwise (a "proceeding"), related to the fact that such director is or was a director, officer, employee, agent or fiduciary of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee, agent or fiduciary of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, or by reason of an act or omission to act by such director in any such capacity.

    Indemnification would not, however, be available under the indemnification agreements if a person or body appointed by the Registrant's Board of Directors who is not a party to the proceeding for which indemnification is sought and who may be or consist of one or more members of the Board of Directors (or independent legal counsel) determines that such indemnification is not permitted under applicable law and such determination is not successfully challenged before a court. A director would also not be entitled to indemnification under the indemnification agreements in connection with a proceeding initiated by such director unless the Registrant has joined in or consented to the initiation of such proceedings.

    The indemnification agreements also provide for the prompt advancement of all expenses incurred in connection with any proceeding and obligate the director to reimburse the Registrant for all amounts so advanced if it is subsequently determined, as provided in the indemnification agreements, that the director is not entitled to indemnification.

    In the event that the person or body appointed by the Registrant's Board of Directors determines that the director would not be permitted to be indemnified under applicable law (and is therefore not entitled to indemnification under the indemnification agreements), the indemnification agreements provide that the director may seek a judicial determination of his or her right to indemnification. The indemnification agreements further provide that the director is entitled to indemnification for, and advancement of, all expenses (including attorneys' fees) incurred in any proceeding seeking to collect from the Registrant on an indemnity claim for advancement of expenses under the indemnification agreements, the Registrant's Bylaws, or otherwise, or in seeking to recover under a directors' and officers' liability insurance policy, whether or not the director is successful.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


    The exhibits filed as part of this Registration Statement are as follows:


    Exhibit
    Number                         Description
    -------                        -----------

    4.1 Hudson Chartered Bancorp, Inc. Dividend Investment and Stock Purchase Plan is set forth in full in the Prospectus, to which reference is made.

    4.2            Dividend Investment and Stock Purchase Plan
                   Authorization Card.

    5 Opinion of Van DeWater & Van DeWater, with respect to the validity of the Common Stock being registered.

    23.1           Consent of Ernst & Young LLP, independent auditors.

    23.2           Consent of Deloitte & Touche LLP, independent auditors.

    23.3 Consent of Van DeWater & Van DeWater (contained in their opinion filed as Exhibit 5 hereto).


    24.1 Powers of Attorney of certain officers and directors of the Corporation. Previously included in the signature pages at II-3 of Post-Effective Amendment No. 2 to the Registration Statement.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and the Registrant has duly caused this amended Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Town of LaGrange, State of New York, on March 28, 1996.


                                           HUDSON CHARTERED BANCORP, INC.



                                           By: /S/ T. JEFFERSON CUNNINGHAM III
                                               -------------------------------
                                               T. Jefferson Cunningham III
                                               Chairman of the Board and Chief
                                               Executive Officer
                                               (DULY AUTHORIZED REPRESENTATIVE)


    Pursuant to the requirements of the Securities Act of 1933, this amended Registration Statement has been signed below by the following persons in the capacities indicated on March 28, 1996.

          Signature                                      Title

/S/ T. JEFFERSON CUNNINGHAM III           Chief Executive Officer and
    T. Jefferson Cunningham III           Director (Principal Executive Officer)

/S/ PAUL A. MAISCH                        Chief Financial Officer
    Paul A. Maisch                        (Principal Financial and
                                          Accounting Officer)

John C. VanWormer
Robert M. Bowman
H. Todd Brinckerhoff
Edward vK. Cunningham, Jr.
Tyler Dann
Robert R. Fraleigh
R. Abel Garraghan           * A majority of the Directors
Robert V. Lindsay
Warren R. Marcus
Robert J. Marvin
Jack A. McEnroe
Robert C. Patrick
Lewis J. Ruge

                            By /S/ T. JEFFERSON CUNNINGHAM III
                               ----------------------------------------------
                               (T. Jefferson Cunningham III, Attorney-in-Fact)

                                   Date:  March 28, 1996

                                          EXHIBIT INDEX


Exhibit 4.1 Hudson Chartered Bancorp, Inc. Dividend Investment and Stock Purchase Plan is set forth in full in the Prospectus, to which reference is made.

Exhibit 4.2 Dividend Investment and Stock Purchase Plan Authorization Card. Filed herewith.

Exhibit 5 Opinion of Van DeWater & Van DeWater with respect to the validity of the Common Stock being registered. Filed herewith.

Exhibit 23.1    Consent of Ernst & Young LLP, independent auditors.
                Filed herewith.

Exhibit 23.2 Consent of Deloitte & Touche LLP, independent auditors. Filed herewith.

Exhibit 23.3 Consent of Van DeWater & Van DeWater (contained in their opinion filed as Exhibit 5 hereto).


Exhibit 24.1 Powers of Attorney of certain officers and directors of the Corporation. Previously included in the signature pages at II-3 of Post-Effective Amendment No. 2 to the Registration Statement.